                                                      August 17, 2011

Xfone, Inc.
5307 W. Loop 289
Lubbock, Texas 79414

Re:	Xfone, Inc.
Registration Statement on Form S-1
(File No. 333-175572)

To Whom It May Concern:

We have acted as special counsel to Xfone, Inc. (the "Company"), a Nevada corporation, in connection with the Registration Statement on Form S-1, as may be amended from time to time (the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to stockholders of the Company in connection with the issuance by the Company to its stockholders of non-transferable and non-tradable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of the Company's common stock, par value $0.001 per share (the “Common Stock”).  The Registration Statement relates to up to 21,119,488 shares (the “Rights Shares”) of Common Stock that may be issued and sold by the Company upon exercise of the Rights. We hereby confirm our opinion as set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus forming part of the Registration Statement.

We hereby consent to the reference to us under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus forming part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement filed with the Commission.  We also consent to the filing of this opinion in conjunction with the Prospectus filed with the Israel Securities Authority and the Tel Aviv Stock Exchange. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Gersten Savage LLP Gersten Savage LLP